Exhibit 99

        Silicon Laboratories Reports Record Financial Results


    AUSTIN, Texas--(BUSINESS WIRE)--Oct. 20, 2003--Silicon
Laboratories Inc. (Nasdaq:SLAB), a leader in high-performance, analog-intensive, mixed-signal ICs, today reported record third quarter results for the period ended September 27, 2003. The company delivered its tenth consecutive quarter of revenue growth.

    Financial Results

    Revenues for the third quarter of 2003 increased twenty percent sequentially to $82.9 million from $69.1 million in the second quarter of 2003. This represents a 60 percent increase over revenues of $51.8 million during the third quarter of 2002.
    Under generally accepted accounting principles (GAAP), net income for the third quarter of 2003 was $13.9 million, resulting in diluted net income per share of $0.26, compared to second quarter 2003 net income of $10.9 million, which resulted in diluted net income per share of $0.21. Excluding non-cash charges for amortization of deferred stock compensation, adjusted net income for the third quarter of 2003 was $15.1 million, representing 18 percent of revenues. Adjusted diluted net income per share was $0.29. The reconciling charges are set forth in the reconciliation of GAAP to non-GAAP financial measures tables included below.
    Operating income for the third quarter was $20.7 million or 25 percent of revenues. The company ended the quarter with a highly liquid balance sheet with cash and short-term investments totaling $143 million, an increase from $131 million at the end of the second quarter of 2003.

    Business Summary

    "Business in the third quarter was strong across all of our product areas. We believe that we are successfully gaining market share in existing markets while simultaneously expanding to new markets and applications," said Nav Sooch, chairman and chief executive officer of Silicon Laboratories. "In addition, we met our adjusted operating income goal for the fifth consecutive quarter which demonstrates that we are effectively managing our rapidly growing business."
    The strong performance during the quarter was the result of dramatic growth in the GSM/GPRS handset, notebook and set-top box markets. Next generation products added new design wins, which will also drive growth. For example, the ADSL AFE shipped in volume and contributed to revenue for the first time in the third quarter.
    "The rapid growth in the quarter gave us an opportunity to leverage our very efficient supply chain to quickly meet accelerated demand. As a result of close relationships with our key partners TSMC, ASE and Amkor, we have proven our ability to meet rapidly changing customer needs," said Dan Artusi, president and chief operating officer of Silicon Laboratories. "We see very exciting opportunities ahead of us as we continue to execute and deliver on new product developments currently underway."

    Business Outlook

    For the fourth quarter of 2003, before taking into account any revenues or charges related to the acquisition of Cygnal Integrated Products, which is expected to close during Q4, the company currently anticipates revenues in the range of $92 to $95 million, and Q4 diluted net income per share on a GAAP basis is expected to be $0.27 to $0.29. Q4 adjusted diluted net income per share, which excludes a non-cash charge for amortization of deferred stock compensation and before taking into account any changes related to the acquisition of Cygnal, is expected to be $0.30 to $0.32. If the Cygnal acquisition closes during Q4 as expected, the company will incur additional acquisition-related charges, such as the write off of in-process research and development and amortization of acquired intangible assets.

    Conference Call Today

    A conference call discussing the third quarter results is scheduled for 3:15 p.m. Central Time. An audio webcast will be available simultaneously on Silicon Laboratories' website under Investor Relations at http://www.silabs.com. A replay will be available after the call at the website listed above or by calling 800-638-8815 (U.S.) or +1 402-220-0241 (international). These replays will be available through November 20, 2003.

    About Silicon Laboratories Inc.

    Silicon Laboratories Inc. is a leading designer of high-performance, analog-intensive mixed-signal integrated circuits
(ICs) for a broad range of applications. Silicon Laboratories' diverse portfolio of highly integrated, patented solutions is developed by a world-class engineering team with decades of cumulative expertise in cutting-edge mixed-signal design. The company has design, engineering, marketing, sales and applications offices throughout North America, Europe and Asia. For more information about Silicon Laboratories please visit www.silabs.com.

    Cautionary Language

    This press release contains forward-looking statements based on Silicon Laboratories' current expectations. The words "believe," "expect," "intend," "plan," "project," "will" and similar phrases as they relate to Silicon Laboratories are intended to identify such forward-looking statements. These forward-looking statements reflect the current views and assumptions of Silicon Laboratories and are subject to various risks and uncertainties that could cause actual results to differ materially from expectations. Among the factors that could cause actual results to differ materially from those in the forward-looking statements are as follows: risks that Silicon Laboratories may not be able to maintain its historical growth rate; quarterly fluctuations in revenues and operating results; risks that Silicon Labs may not be able to manage strains associated with its growth; difficulties developing new products that achieve market acceptance; difficulties managing international activities; credit risks associated with our accounts receivable; geographic concentration of manufacturers, assemblers, test service providers and customers in the Pacific Rim that subjects Silicon Laboratories' business and results of operations to risks of natural disasters, epidemics, war and political unrest; dependence on a limited number of products and customers; product development risks; intellectual property litigation risks; risks associated with acquisitions, including the acquisition of Cygnal Integrated Products; the competitive and cyclical nature of the semiconductor industry and other factors that are detailed in Silicon Laboratories filings with the SEC, including the Form 10-K filed January 22, 2003 and the Form 10-Q that we anticipate will be filed on or about October 20, 2003.

    Non-GAAP Financial Measurements

    In addition to the GAAP results provided throughout this document, the Company has provided non-GAAP financial measurements that present net income, operating income and net income per share on a basis excluding non-cash and other one-time charges. Details of these excluded items are presented in the table below, which reconciles the GAAP results to non-GAAP financial measurements described in this press release. Also, this press release and the reconciliation from GAAP results to these and other additional non-GAAP financial measurements that may be discussed in the earnings conference call can be found on the Company's website at http://investor.silabs.com/ireye/ir_site.zhtml?ticker=SLAB&script=950.
    The non-GAAP financial measurements provided in this press release do not replace the presentation of Silicon Laboratories' GAAP financial results. These measurements merely provide supplemental information to assist investors in analyzing Silicon Laboratories' financial position and results of operations; however, these measures are not in accordance with, or an alternative to, GAAP and may be different from non-GAAP measures used by other companies. Silicon Laboratories has chosen to provide this information to investors because it believes it may enable them to perform meaningful comparisons of past, present and future operating results, and as a means to more clearly highlight the results of core ongoing operations.

    Note to editors: Silicon Laboratories and the Silicon Laboratories logo are trademarks of Silicon Laboratories Inc. All other product names noted herein may be trademarks of their respective holders.


Silicon Laboratories Inc.
Unaudited Condensed Consolidated Statements of Income (in thousands, except per share data)

                          THREE MONTHS ENDED      NINE MONTHS ENDED
                        ---------------------- -----------------------
                         SEPT. 27,  SEPT. 28,  SEPT. 27,    SEPT. 28,
                           2003        2002      2003          2002
                        ----------- ---------- ---------    ----------
Revenues                   $82,907    $51,786  $215,746      $121,819
Cost of revenues            38,061     22,747   111,906(a)     54,144
                        ----------- ---------- ---------    ----------
Gross profit                44,846     29,039   103,840        67,675
Operating expenses:
 Research and
  development               12,267      7,379    33,433        23,637
 Selling, general and
  administrative            10,688      8,653    30,223        23,627
 Amortization of
  deferred
  stock compensation         1,196      1,293     3,686         3,906
                        ----------- ---------- ---------    ----------
Operating expenses          24,151     17,325    67,342        51,170
                        ----------- ---------- ---------    ----------
Operating income            20,695     11,714    36,498        16,505
Other income (expense):
 Interest income               281        351       933         1,177
 Interest expense               --       (150)       --          (450)
 Other income
  (expense), net                75       (286)     (707)         (296)
                        ----------- ---------- ---------    ----------
Income before income
 taxes                      21,051     11,629    36,724        16,936
Provision for income
 taxes                       7,119      3,747    12,931         6,044
                        ----------- ---------- ---------    ----------

Net income                 $13,932     $7,882   $23,793       $10,892
                        =========== ========== =========    ==========
Net income per share:
 Basic                       $0.28      $0.17     $0.49         $0.23
 Diluted                     $0.26      $0.16     $0.46         $0.21
Weighted-average common
 shares outstanding:
 Basic                      48,939     47,703    48,545        47,288
 Diluted                    52,816     50,519    51,709        50,902

(a) Includes a $15.3 million charge for patent infringement litigation settlement


Unaudited Reconciliation of GAAP to Non-GAAP Financial Measures
(in thousands, except per share data)

GAAP net income                $13,932     $7,882    $23,793  $10,892

Tax-effected adjustments:
  Settlement of patent
    infringement lawsuit            --         --     10,377       --
  Amortization of deferred
    stock compensation           1,196      1,293      3,686    3,906
                             ---------- ---------- ---------- --------
Adjusted net income            $15,128     $9,175    $37,856  $14,798
                             ========== ========== ========== ========

GAAP diluted shares
 outstanding                    52,816     50,519     51,709   50,902

Adjusted diluted net income
  per share                      $0.29      $0.18      $0.73    $0.29

                                   THREE MONTHS ENDED
                   ---------------------------------------------------
                   SEPT. 27, JUNE 28,  MARCH 29,  DEC. 28,  SEPT. 28,
                     2003      2003      2003       2002      2002
                   --------- --------- ---------- --------- ----------


GAAP revenues       $82,907   $69,086    $63,753   $60,196    $51,786

GAAP operating
 income (loss)       20,695    16,422       (619)   14,485     11,714
GAAP operating
 income (loss) %       25.0%     23.8%     (1.0)%     24.1%      22.6%

Adjustments:
Settlement of
 patent
 infringement
 lawsuit                 --        --     15,260        --         --
Impairment of
 goodwill and
 other intangible
 assets                  --        --         --        37         --
Amortization of
 deferred stock
 compensation         1,196     1,223      1,266     1,267      1,293
                   --------- --------- ---------- --------- ----------
Adjusted operating
 income             $21,891   $17,645    $15,907   $15,789    $13,007
                   ========= ========= ========== ========= ==========
Adjusted operating
 income %              26.4%     25.5%      25.0%     26.2%      25.1%


Condensed Consolidated Balance Sheets (in thousands, except per share data)

                                          SEPTEMBER 27,  DECEMBER 28,
                                               2003           2002
                                          -------------- -------------
                 ASSETS                    (UNAUDITED)
Current assets:
 Cash and cash equivalents                     $110,383       $73,950
 Short-term investments                          32,776        41,216
 Accounts receivable, net of allowance
  for doubtful accounts of $923 at
  September 27, 2003 and $945 at December
  28, 2002                                       49,100        27,501
 Inventories                                     18,572        13,319
 Deferred income taxes                            4,921         4,921
 Prepaid expenses and other                       3,846         1,841
                                          -------------- -------------
Total current assets                            219,598       162,748
Property, equipment and software, net            35,568        29,781
Goodwill and other intangible assets, net         1,969           450
Other assets, net                                 8,085         4,086
                                          -------------- -------------
Total assets                                   $265,220      $197,065
                                          ============== =============

    LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable                               $32,297       $13,272
 Accrued expenses                                10,971         8,505
 Deferred income on shipments to
  distributors                                    5,389        10,147
 Income taxes payable                            11,590         8,470
                                          -------------- -------------
Total current liabilities                        60,247        40,394
Other long-term obligations                       5,589           949
                                          -------------- -------------
Total liabilities                                65,836        41,343

Commitments and contingencies

Stockholders' equity:
  Common stock--$.0001 par value; 250,000
    shares authorized; 49,743 and 48,904
    shares issued and outstanding at
    September 27, 2003 and December 28,
    2002, respectively                                5             5
 Additional paid-in capital                     189,576       174,088
 Stockholder notes receivable                        --          (228)
 Deferred stock compensation                     (8,939)      (13,092)
 Retained earnings (deficit)                     18,742        (5,051)
                                          -------------- -------------
Total stockholders' equity                      199,384       155,722
                                          -------------- -------------
Total liabilities and stockholders'
 equity                                        $265,220      $197,065
                                          ============== =============


    CONTACT: Silicon Laboratories Inc., Austin
             Shannon Pleasant, 512-464-9254
             investor.relations@silabs.com